Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	October 28, 2010
(218) 628-2217
IKONICS REPORTS RECORD SALES FOR THIRD QUARTER AND NINE MONTH PERIODS
DULUTH, MN — IKONICS Corporation (NASDAQ:IKNX), a Duluth based imaging technology company, reported record sales for the quarter ending September 30, 2010 of $4,141,000, a 6% increase over the third quarter of 2009. Earnings were $287,000 or $0.15 per share compared to a 2009 third quarter loss of $709,000 due to the write off of the Company’s $919,00 investment in Imaging Technology International (iTi). The first nine months of 2010 produced record sales of $12,074,000, a 7% increase over the same period of 2009, and near record earnings of $0.39 per share.
Bill Ulland, IKONICS CEO stated, “We have rebounded from the poorest quarterly earnings in our company’s history—third quarter 2009—and a sluggish world economy to set a new sales record and near record earnings for this current nine month period. Not only have we recovered financially from the failure of iTi, but we have established stronger new sources for the digital printers that iTi was supplying to our Digital Texturing (DTX) program. DTX is now a growing product line, and we have been awarded a European patent on the process and have applied for a U.S. patent.”
Ulland added, “The sales growth for both the quarter and nine month periods was primarily driven by increased export sales and our new business initiatives—namely DTX.”
Concluding, Ulland said, “Over the past two years we have experienced both increased capital expenditures and operating costs associated with the start up of our new business initiatives. These include increased expenditures for patent applications, as we add to our intellectual property portfolio; an additional chemist hired to advance our DTX program; increased depreciation related to the new facility that houses our new business initiatives as well as shipping for the company. However, sales are growing, profits are at near record levels, and we have a cash and short term investments position at the end the quarter of $2,670,000, with no long term debt. I believe these trends will continue through 2011.”
This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, and new products and businesses that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, capital expenditure requirements, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Form s 10-K, and 10-Q, and other reports on file with the SEC.
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IKONICS Corporation
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
For the Three Months and Nine Months Ended September 30, 2010 and 2009

	Three Months Ended		Nine Months Ended
	09/30/10	09/30/09	09/30/10	09/30/09
Net sales	$4,141,092	$3,920,663	$12,073,724	$11,270,376
Cost of goods sold	2,474,188	2,337,757	7,093,266	6,825,654

Gross profit	1,666,904	1,582,906	4,980,458	4,444,722
Operating expenses	1,249,997	1,266,276	3,938,063	3,906,972

Income from operations	416,907	316,630	1,042,395	537,750
Gain on sale of investment	—	—	—	29,762
Loss on investment	—	(918,951)	—	(918,951)
Interest income	6,267	3,070	13,672	5,190

Income (loss) before income taxes	423,174	(599,251)	1,056,067	(346,249)
Income tax expense	135,831	110,134	277,111	163,253

Net income (loss)	$287,343	$(709,385)	$778,956	$(509,502)

Earnings (loss) per common share-diluted	$0.15	$(0.36)	$0.39	$(0.26)

Average shares outstanding-diluted	1,975,882	1,967,057	1,972,351	1,975,911
Condensed Balance Sheets
As of September 30, 2010 and December 31, 2009

	9/30/10	12/31/09
	(unaudited)
Assets
Current assets	$7,452,140	$6,417,488
Property, plant and equipment, net	5,077,144	5,234,244
Intangible assets, net	311,829	345,540

	$12,841,113	$11,997,272

Liabilities and Stockholders’ Equity
Current liabilities	$831,383	$809,186
Deferred income taxes	162,000	162,000
Long term debt	—	—
Stockholders’ equity	11,847,730	11,026,086

	$12,841,113	$11,997,272

CONDENSED STATEMENTS OF CASH FLOW (Unaudited)
For the Nine Months Ended September 30, 2010 and 2009

	9/30/10	9/30/09
Net cash provided by operating activities	$715,416	$857,258
Net cash used in investing activities	(1,580,950)	(657,289)
Net cash provided by (used in) financing activities	20,110	(123,844)

Net increase (decrease) in cash	(845,424)	76,125
Cash at beginning of period	1,304,586	901,738

Cash at end of period	$459,162	$977,863